Exhibit 10.3

FUND ACCOUNTING SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of the 8th day of August, 2019, by and between MUZINICH BDC, INC., a Delaware corporation (the “Fund”), and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. Bank Global Fund Services, a Wisconsin limited liability company (“Fund Services”).

WHEREAS, the Fund is a closed-end management investment fund that has elected to be regulated as a business development company under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, the Fund desires to retain Fund Services to provide accounting services with respect to the Fund; and

WHEREAS, Fund Services is willing to provide accounting services with respect to the Fund on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Engagement of Fund Services

The Fund hereby engages Fund Services to provide the accounting services specified herein on the terms and conditions set forth in this Agreement, and Fund Services hereby accepts such engagement and agrees to perform the services and duties set forth in this Agreement.

2.	Services and Duties of Fund Services

Fund Services shall provide the following fund accounting services:

A.	Portfolio Accounting Services:

(1)	Maintain portfolio records on a trade date basis using security trade information communicated from the Fund.

(2)	At least quarterly (each such date is referred to herein as a “valuation date”), obtain prices from a pricing source designated by the Fund and apply those prices to the portfolio positions. For those securities where market quotations are not readily available, the Fund’s Board of Directors (the “Board of Directors”), or a designee thereof, shall provide, in good faith, the fair value for such securities.

(3)	Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for the accounting period.

(4)	Determine gain/loss on security sales and identify them as short-term or long-term; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

B.	Expense Accrual and Payment Services:

(1)	For each valuation date, calculate the expense accrual amounts as directed by the Fund as to methodology, rate or dollar amount.

(2)	Record payments for expenses upon receipt of written authorization from the Fund.

(3)	Account for expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by Fund Services and the Fund.

(4)	Provide expense accrual and payment reporting.

C.	Fund Valuation and Financial Reporting Services:

(1)	Account for Fund share repurchases, tenders, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the Fund’s transfer agent on a timely basis.

(2)	Apply equalization accounting as directed by the Fund.

(3)	Determine net investment income (earnings) for the Fund as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

(4)	Maintain a general ledger and other accounts, books, and financial records for the Fund in the form as agreed upon.

(5)	Calculate the net asset value of the Fund according to the accounting policies and procedures set forth in the registration statement filed under the Securities Act of 1933 and/or Securities Exchange Act of 1934 or other operative documents.

(6)	Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund operations as of each valuation date and at such time as requested by the Fund.

(7)	Communicate, at an agreed upon time, the per share price for each valuation date to parties as agreed upon from time to time.

(8)	Prepare monthly reports that document the adequacy of accounting detail to support month-end ledger balances.

D.	Tax Accounting Services:

(1)	Maintain accounting records for the investment portfolio of the Fund to support the tax reporting required for Internal Revenue Service defined regulated investment companies.

(2)	Maintain tax lot detail for the Fund’s investment portfolio.

(3)	Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Fund.

(4)	Provide the necessary financial information to support the taxable components of income and capital gains distributions to the Fund’s transfer agent to support tax reporting to the shareholders.

E.	Compliance Control Services:

(1)	Support the Fund’s reporting obligations to regulatory bodies and support financial statement preparation by making the Fund's accounting records available to the Fund (including for purposes of provision thereof to the Securities and Exchange Commission (the “SEC”), and the Fund’s outside auditors, as determined by the Fund).

(2)	Maintain accounting records according to the 1940 Act and regulations provided thereunder.

(3)	Assist the Fund’s Chief Executive Officer and Chief Financial Officer in connection with establishing and maintaining “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15-d(f) under the Securities Exchange Act of 1934 (the “1934 Act”)) for the Fund.

(4)	In order to assist the Fund in satisfying the requirements of Rule 38a-1 under the 1940 Act (the “Rule”), Fund Services will provide the Fund’s Chief Compliance Officer with reasonable access to USBFS’s fund records relating to the services provided by it under this Agreement, and will provide quarterly compliance reports and related certifications regarding any Material Compliance Matter (as defined in the Rule) involving Fund Services that affect or could affect the Fund.

(5)	Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Fund in connection with any certification required of the Fund pursuant to the Sarbanes-Oxley Act of 2002 (“SOX Act”) or any rules or regulations promulgated by the U.S. Securities and Exchange Commission (“SEC”) thereunder, provided the same shall not be deemed to change USBFS’s standard of care as set forth herein.

(6)	Cooperate with the Fund’s independent public accounting firm and take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such firm for the expression of its opinion on the Fund’s financial statements without any qualification as to the scope of its examination.

(7)	Fund Services will provide the Fund with certain copies of third party audit reports (e.g., SSAE 16 or SOC 1) through access to USBFS’s CCO Portal to the extent such reports are available and related to services performed or made available by Fund Services under this Agreement. The Fund acknowledges and agrees that such reports are confidential and that it will not disclose such reports except to its employees and service providers who have a need to know and have agreed to obligations of confidentiality applicable to such reports.

F.	Fund Services will perform the following accounting functions on a monthly basis:

(1)	Reconcile cash and investment balances of the Fund with the Fund’s custodian, and provide the Fund with the beginning cash balance available for investment purposes.

(2)	Transmit or mail, and make available on an online portal, a copy of the portfolio valuation to the Fund.

G.	In addition, Fund Services will:

(1)	Prepare monthly security transactions listings.

(2)	Supply various statistical data as requested by the Fund on an ongoing basis.

(3)	Prepare a monthly reconciliation between the Fund’s cash portfolio as held on USBFS’s accounting records and the Fund’s internal records.

(4)	Pay Fund expenses upon written authorization from the Fund.

3.	License of Data; Warranty; Termination of Rights

A.	Any valuation information and valuations received by Fund Services from independent pricing services being provided to the Fund by Fund Services pursuant hereto (collectively, the “Data”) is being licensed, not sold, to the Fund. The Fund has a limited license to use the Data only for purposes necessary to valuing the Fund’s assets and reporting to regulatory bodies and the Fund’s stockholders (the “License”). The Fund does not have any license nor right to use the Data for purposes beyond the intentions of this Agreement including, but not limited to, resale to other users or use to create any type of historical database. The License is non-transferable and not sub-licensable. The Fund’s right to use the Data cannot be passed to or shared with any other entity.

The Fund acknowledges the proprietary rights that Fund Services and its suppliers have in the Data.

B.	THE FUND HEREBY ACCEPTS THE DATA AS IS, WHERE IS, WITH NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OR ANY OTHER MATTER; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT RELIEVE Fund Services FROM ANY OBLIGATION UNDER SECTION 9 BELOW.

C.	Fund Services may stop supplying some or all Data to the Fund if USBFS’ suppliers terminate any agreement to provide Data to Fund Services. Also, Fund Services may stop supplying some or all Data to the Fund if Fund Services reasonably believes that the Fund is using the Data in violation of the License, or breaching its duties of confidentiality provided for hereunder, or if any of USBFS’ suppliers demand that the Data be withheld from the Fund. Fund Services will provide notice to the Fund of any termination of provision of Data as soon as reasonably possible.

4.	Pricing of Securities

A.	For each valuation date, Fund Services shall obtain prices from a pricing source recommended by Fund Services and approved by the Fund and apply those prices to the portfolio positions of the Fund. For those securities where market quotations are not readily available, the Board of Directors shall provide, in good faith, the fair value for such securities and Fund Services shall apply those fair values to the relevant portfolio positions.

If the Fund desires to provide a price that varies from the price provided by the pricing source, the Fund shall promptly notify and supply Fund Services with the price of any such security on each valuation date. All pricing changes made by the Fund will be in writing and must specifically identify the securities to be changed by CUSIP, ISIN, LXID or other recognized industry data reference provider, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

B.	In the event that the Fund at any time receives Data containing evaluations, rather than market quotations, for certain securities or certain other data related to such securities, the following provisions will apply: (i) evaluated securities are typically complicated financial instruments. There are many methodologies (including computer-based analytical modeling and individual security evaluations) available to generate approximations of the market value of such securities, and there is significant professional disagreement about which method is best. No evaluation method, including those used by Fund Services and its suppliers, may consistently generate approximations that correspond to actual “traded” prices of the securities; (ii) methodologies used to provide the pricing portion of certain Data may rely on evaluations; however, the Fund acknowledges that there may be errors or defects in the software, databases, or methodologies generating the evaluations that may cause resultant evaluations to be inappropriate for use in certain applications; and (iii) the Fund assumes all responsibility for edit checking, external verification of evaluations, and ultimately the appropriateness of using Data containing evaluations, regardless of any efforts made by Fund Services and its suppliers in this respect. The provisions in this Section 4 shall not have any effect upon the services Fund Services is required to provide or the standard of care and liability Fund Services has set forth in Section 9 of this Agreement.

5.	Changes in Accounting Procedures

Any resolution passed by the Board of Directors that affects accounting practices and procedures under this Agreement shall be effective upon written receipt of notice and acceptance by Fund Services.

6.	Changes in Equipment, Systems, Etc.

Fund Services reserves the right to make changes from time to time, as it deems adivisable, relating to its systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the services provided to the Fund under this Agreement or the Fund’s internal control over financial reporting.

7.	Compensation

Fund Services shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit A hereto (as amended from time to time by consent of both parties to this agreement). The Fund shall pay all fees and reimbursable miscellaneous expenses as are reasonably incurred by Fund Services in performing its duties hereunder and as are described in Exhibit A hereto. In the event any additional requirements are imposed upon Fund Services hereunder due to the adoption of any new or amended industry, regulatory or other applicable rules, the parties shall, acting in good faith, mutually agree upon any additional compensation in respect thereof. The Fund shall pay all such fees and reimbursable expenses within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Fund shall notify Fund Services in writing within thirty (30) calendar days following receipt of each invoice if the Fund is disputing any amounts in good faith. The Fund shall settle such disputed amounts within thirty (30) calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Fund is disputing in good faith as set forth above, unpaid invoices may, in USBFS’s discretion, be assessed a finance charge of 1½% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Fund to Fund Services shall only be paid out of assets and property of the Fund

Notwithstanding anything to the contrary herein, Exhibit A reflects all fees to be paid by and all expenses to be reimbursed by the Fund in favor of the Fund Services collectively, pursuant to (a) this Agreement, and (b) that a certain Administration Servicing Agreement to be entered into between the Fund and Fund Services on or about the date hereof (the “Administration Servicing Agreement”), and, for the avoidance of doubt, in all cases the amounts payable hereunder shall be without duplication of any amounts payable under the Administration Servicing Agreement.

8.	Representations and Warranties

A.	The Fund hereby represents and warrants to Fund Services, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its respective obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite action and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its organizational documents or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

B.	Fund Services hereby represents and warrants to the Fund, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by Fund Services in accordance with all requisite action and constitutes a valid and legally binding obligation of Fund Services, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its organizational documents or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

9.	Standard of Care; Indemnification; Limitation of Liability

A.	Fund Services shall exercise reasonable care in the performance of its duties under this Agreement. Fund Services shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’ control, except a loss arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if Fund Services has exercised reasonable care in the performance of its duties under this Agreement, the Fund shall indemnify and hold harmless Fund Services from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable and documented attorneys’ fees) that Fund Services may sustain or incur or that may be asserted against Fund Services by any person arising out of or related to (X) any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to Fund Services by the the Fund’s investment adviser or by any duly authorized officer of the Fund, as approved by the Board of Directors of the Fund, or (Y) the Data, or any information, service, report, analysis or publication derived therefrom, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement,. This indemnity shall be a continuing obligation of the Fund, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Fund Services” shall include USBFS’ directors, officers and employees.

The Fund acknowledges that the Data is intended for use as an aid in making informed judgments concerning securities. The Fund accepts responsibility for, and acknowledges it exercises its own independent judgment in, its selection of the Data, its selection of the use or intended use of such, and any results obtained. Nothing contained herein shall be deemed to be a waiver of any rights existing under applicable law for the protection of investors.

Fund Services shall indemnify and hold the Fund harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Fund may sustain or incur or that may be asserted against the Fund by any person arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of Fund Services, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term the “Fund” shall include its entity’s directors, officers and employees.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, Fund Services shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. Fund Services shall as promptly as possible under the circumstances notify the Fund in the event of any service interruption that materially impacts USBFS’ services under this Agreement. Fund Services will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of Fund Services as soon as practicable. Fund Services agrees that it shall, at all times, have reasonably adequate business continuity and disaster recovery contingency plans, systems and processes, including without limitation arrangements with appropriate parties, and shall make reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Fund shall be entitled to inspect USBFS’ premises and operating capabilities, books and records maintained on behalf of the Fund at any time during regular business hours of Fund Services, upon reasonable notice to Fund Services. Moreover, Fund Services shall obtain and provide the Fund, at such times as they may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of Fund Services relating to the services provided by Fund Services under this Agreement.

Notwithstanding the above, Fund Services reserves the right to reprocess and correct administrative errors at its own expense. Fund Services shall promptly notify the Fund upon discovery of any material administrative error, and shall consult with the Fund about the actions it intends to take to correct the error prior to taking such actions. A “material administrative error” means any error which the Fund or the Fund’s management, including its Chief Compliance Officer, would reasonably need to know to oversee Fund compliance.

Subject to each party’s indemnification obligations with respect to third partyclaims (as described above), neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

B.	In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 9 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If Fund Services is acting in another capacity for the Fund pursuant to a separate agreement, nothing herein shall be deemed to relieve Fund Services of any of its obligations in such other capacity.

10.	Proprietary and Confidential Information

Fund Services agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present, or potential shareholders of the Fund (and clients of said shareholders) including all shareholder trading information, and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Fund, which approval may not be withheld where Fund Services may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted regulatory authorities provided to the extent permitted by law, Fund Services shall provide the Fund notice prior to such disclosures, or (iii) when so requested by the Administrator; provided, however, that in the case of (i) and (ii) above, Fund Services shall reasonably cooperate with the Fund in its efforts to maintain the confidentiality of any such information. Records and other information which have become known to the public through no wrongful act of Fund Services or any of its directors, officers, employees, agents or representatives, and information that was already in the possession of Fund Services on an unrestricted basis prior to receipt thereof from the Fund or its agent, shall not be subject to this paragraph. Fund Services acknowledges that it may come into possession of material nonpublic information with respect to the Fund, its portfolio companies or other privately or publicly held companies and confirms that it has in place effective procedures to prevent the use of such information in violation of applicable insider trading laws.

Further, Fund Services will adhere to privacy policies adopted and as may be modified from time to time by UBSFS subject to oversight by the Fund’s Chief Compliance Officer, as required by Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time (the “GLB Act”). In this regard, Fund Services shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Fund and its shareholders. In addition, Fund Services has implemented and will maintain an effective information security program reasonably designed to protect information relating to Shareholders (such information, “Personal Information”), which program includes sufficient administrative, technical and physical safeguards and written policies and procedures reasonably designed to (a) ensure the security and confidentiality of such Personal Information; (b) protect against any anticipated threats or hazards to the security or integrity of such Personal Information, including identity theft; and (c) protect against unauthorized access to or use of such Personal Information that could result in substantial harm or inconvenience to the Fund or any Shareholder (the “Information Security Program”). The Information Security Program complies and shall comply with reasonable information security practices prevailing within the registered investment company servicing industry. Upon written request from the Fund, Fund Services shall provide a written description of its Information Security Program. Fund Services shall promptly notify the Fund in writing of any breach of security, misuse or misappropriation of, or unauthorized access to, (in each case, whether actual or alleged) any Personal Information (any or all of the foregoing referred to individually and collectively for purposes of this provision as a “Security Breach”). Fund Services shall promptly investigate and remedy, and bear the cost of the measures (including notification to any affected parties), if any, to address any Security Breach. Fund Services shall bear the cost of the Security Breach only if Fund Services is determined to be responsible for such Security Breach.

In addition to, and without limiting the foregoing, Fund Services will promptly cooperate with the Fund or any of their affiliates’ regulators at USBFS’s expense (only if Fund Services is determined to be responsible for such Security Breach) to prevent, investigate, cease or mitigate any Security Breach, including but not limited to investigating, bringing claims or actions and giving information and testimony.

Notwithstanding any other provision in this Agreement, the obligations set forth in this Section 10 shall survive termination of this Agreement.

Notwithstanding the foregoing, Fund Services will not share any nonpublic personal information concerning any of the Fund’s shareholders to any third party unless specifically directed by the Fund or allowed under one of the exceptions noted under the GLB Act.

11.	Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of three (3) years. However, this Agreement may be terminated by either party upon giving one hundred and twenty (120) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within fifteen (15) days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by the parties and authorized or approved by the Board of Directors.

12.	Records

Fund Services shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Fund, but not inconsistent with any requirements of applicable laws, rules and/or regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. Fund Services agrees that all such records prepared or maintained by Fund Services relating to the services to be performed by Fund Services hereunder are the property of the Fund and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Fund on and in accordance with its request. Fund Services agrees to provide any records necessary to the Fund to comply with the Fund’s disclosure controls and procedures and internal control over financial reporting adopted in accordance with the SOX Act. Without limiting the generality of the foregoing, Fund Services shall cooperate with the Fund and assist the Fund as necessary by providing information to enable the appropriate officers of the Fund to (i) execute any required certifications and (ii) provide a report of management on the Fund’s “internal control over financial reporting” (as defined in Sections 13a-15(f) or 15a-15(f) of the 1934 Act).

13.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

14.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’ duties or responsibilities hereunder is designated by the Administrator by written notice to Fund Services, Fund Services will promptly, upon such termination, except in the case of a material breach by Fund Services, in which case all expenses shall be borne by Fund Services, and at the expense of the Fund, transfer to such successor all relevant books, records, correspondence and other data established or maintained by Fund Services under this Agreement in a form reasonably acceptable to the Fund (if such form differs from the form in which Fund Services has maintained the same, the Fund shall pay any reasonable and documented expenses incurred in connection with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’ personnel in the establishment of books, records and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Fund.

15.	No Agency Relationship

Fund Services shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund, or to conduct business in the name, or for the account, of the Fund.

16.	Data Necessary to Perform Services

The Fund or its agents shall furnish to Fund Services the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. For the avoidance of doubt, Fund Services agrees that, to the extent required in order to carry out any of its obligations hereunder, Fund Services will coordinate with all other service providers of the Fund as may be requested and authorized by the Fund, including each custodian of the Fund, as appropriate. If Fund Services is also acting in another capacity for the Administrator or the Fund, nothing herein shall be deemed to relieve Fund Services of any of its obligations in such capacity.

17.	Notification of Error

The Fund will notify Fund Services of any material discrepancy between the records of Fund Services and the Fund, including, but not limited to, failing to account for a security position in the Fund’s portfolio, by the later of: within five (5) business days after receipt of any reports rendered by Fund Services to the Fund within five (5) business days after discovery of any error or omission not covered in the balancing or control procedure, or within five (5) business days of receiving notice from any shareholder.

18.	Compliance with Laws

The Fund has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, as amended, the SOX Act, the USA PATRIOT Act of 2001 and the policies and limitations of the Fund relating to its respective portfolio investments as set forth in the registration statement. USBFS’ services hereunder shall not relieve the Fund of its responsibilities for assuring such compliance or the Board of Directors’ oversight responsibility with respect thereto.

The foregoing shall not affect USBFS’s responsibilities for compliance and related matters delegated to Fund Services by the Fund as expressly provided herein. Fund Services shall comply with changes to all regulatory requirements affecting its services hereunder to the Fund and shall implement any necessary modifications to the services prior to the deadline imposed, or extensions authorized by, the regulatory or other governmental body having jurisdiction for such regulatory requirements.

19.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assignable by the Fund without the written consent of Fund Services, or by Fund Services without the written consent of the Fund accompanied by the authorization or approval of the Board of Directors.

20.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or upon delivery after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent by email (so long as no error message is received in response thereto), or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to Fund Services shall be sent to:

U.S. Bancorp Fund Services, LLC

777 East Wisconsin Avenue

MK-WI-J1S

Milwaukee, WI 53202

Chief Counsel

Email: michael.dahm@usbank.com

and notice to the Fund shall be sent to:

Muzinich BDC, Inc.

c/o Muzinich BDC Adviser, LLC

450 Park Ave.

New York, NY 10022

Email: legal@muzinich.com

21.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

22.	Multiple Originals

This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

23.	Entire Agreement

This Agreement, together with any exhibits, attachments, appendices or schedules expressly referenced herein, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and understandings, whether written or oral.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date written above.

MUZINICH BDC, INC.		u.s. bancorp fund services, llc

By:	/s/ Paul Fehre	By:
name:	Paul Fehre	Name:
Title:	CFO & Treasurer	Title:

Exhibit A to the Fund Accounting Servicing Agreement

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